EXHIBIT 10.1

        SUMMARY OF 2009 BONUS PLAN FOR EXECUTIVE OFFICERS AND CERTAIN KEY
                              MANAGEMENT EMPLOYEES


         On February 5, 2009, upon the recommendation of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Metropolitan Health Networks, Inc. (the "Company"), the Board established the target bonus amounts and the performance criteria applicable to the Company's 2009 bonus plan for executive officers and certain key management employees (the "Bonus Plan").

         The Bonus Plan is a performance-based, cash incentive plan designed to promote the interests of the Company and its shareholders by providing employees with financial rewards upon achievement of specified individual and team business objectives, as well as helping the Company attract and retain key employees.

         All of the Company's executive officers, senior vice presidents and vice presidents, including all of the "named executive officers", are eligible to participate in the Bonus Plan (the "Eligible Participants").

         For the Company's named executive officers, bonuses will be payable under the Bonus Plan based upon the Company's consolidated income before income taxes for the year ending December 31, 2009 ("2009 Consolidated IBIT"). For all of the other Eligible Participants, bonuses will be payable under the Bonus Plan based upon a formula that takes into account the 2009 Consolidated IBIT as well as the subject participant's achievement of certain individual objectives.

         For any bonus to be paid to any named executive officer under the Bonus Plan, the Company must first achieve at least 85% (the "Threshold Goal") of its target 2009 Consolidated IBIT (the "Target Goal"). Provided the Threshold Goal is satisfied, the named executive officers shall receive some level of bonus. Even if the Threshold Goal is not satisfied, an Eligible Participant, other than the named executive officers, may be entitled to receive some level of bonus if such participant achieves certain of his or her established individual objectives.

         In the event that the Company achieves the Target Goal, the named executive officers will be entitled to receive a bonus (the "Target Bonus") equal to the percentage of their base salary set forth below.

         Title                               Percentage of Base Salary at Target
         -----                               -----------------------------------
         Chief Executive Officer                              70%
         Chief Financial Officer                              50%
         President and Chief Operating
          Officer                                             50%
         General Counsel                                      40%

         Actual bonuses payable may be as high as 250% of the Target Bonus or as low as zero depending on the Company's 2009 Consolidated IBIT.

         Bonuses pursuant to the Bonus Plan are anticipated to be paid once the Company completes the audit of its financial statements for the fiscal year ending December 31, 2009.